Exhibit 99.2

Hyperdynamics Corporation Updates Progress of 2-D Seismic Survey

SUGAR LAND, Texas, Nov 13, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today provided an update on the progress of its recently announced 9,000-kilometer 2-D seismic survey that is under way offshore Republic of Guinea.

To date, 1,200 kilometers of seismic has been acquired. The data is being partially processed onboard Bergen Oilfield Services' seismic vessel BOS Arctic, and processing will be completed at Bergen's center in Oslo, Norway. The technical staff of Hyperdynamics is reviewing all stacked sections each day as they are transmitted from Bergen. The survey, which began October 29, 2009, is expected to be finished on schedule in mid-January, 2010.

"The quality of the data we are getting from our survey is excellent," said Ray Leonard, Hyperdynamics' President and Chief Executive Officer. "It is proving very helpful to us as we prepare to select the 36% acreage portion - approximately 28,800 square kilometers - that we plan to retain." Hyperdynamics agreed in a Memorandum of Understanding with the government of Guinea signed in September that Hyperdynamics would retain a 36% acreage position selected by Hyperdynamics and relinquish the remainder.

Hyperdynamics Corporation is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, risks associated with operating in a developing country in Africa, political developments in Guinea, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward-looking statements.

HDY-IR

    Contacts:  Dennard Rupp Gray & Easterly, LLC
               Ken Dennard, Managing Partner
               Jack Lascar, Partner
               (713) 529-6600
               Anne Pearson, Sr. Vice President
               (210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com

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